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                                                                   Exhibit 3-274
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                                                                      INL
                                                                     FILED
                                                                  MAY 25 1990
                                                                 JOAN HABERLE
                                                              Secretary of State

                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                        THE STRAUS GROUP-RIDGEWOOD, L. P.


   The undersigned, desiring to form a limited partnership (the "Partnership") pursuant to the Uniform Limited Partnership Law (1976) of the State of New Jersey, N.J.S.A. 42:2A-1 et seq. (the "Act"), hereby certifies as follows:

   1.  The name of the Partnership is The Straus Group-Ridgewood, L. P.

   2. The general character of the business of the Partnership is to own, finance, mortgage, maintain, operate, manage, lease, renovate, refinance, sell and otherwise deal with a health care facility located at 330 Franklin Turnpike, Ridgewood, New Jersey 07450.

   3. The address of the registered office of the Partnership shall be c/o Multicare Management, Inc., 401 Hackensack Avenue, Hackensack, New Jersey 07601, and the registered agent of the Partnership for service of process at that address shall be Daniel Straus.

   4. The name and address of the general partner is Health Resources of Ridgewood, Inc., c/o Multicare Management, Inc., 401 Hackensack Avenue, Hackensack, New Jersey 07601.

   5.  The aggregate initial capital contributions of all partners is $100.

   6. No partner is required to make any additional capital contributions or loans to the Partnership.

   7. The power of a limited partner to grant the right to become a limited partner to an assignee of any part of his interest in the Partnership, and the terms and conditions of the power are set forth in Section 19 of the Agreement of Limited Partnership of the Parthership (the "Agreement"), a copy of which
Section is attached hereto and made a part hereof as Exhibit A.

   8. The time at which or the events on the happening of which a partner may terminate his membership in the Partnership and the amount of, or the method of determining, the distribution to which he may be entitled respecting his interest in the Partnership, and the terms and conditions of the termination and distribution, are set forth in Sections 14, 15, 20, 21, 22 and 23 of the Agreement, a copy of which Sections is attached hereto and made a part hereof as Exhibit A.

   9. The right of the partners to receive distributions of property, including cash, from the Partnership is set forth in Sections 7, 8, 12, 14, 15, 16 and 23 of the Agreement, a copy of

                                   0600010335

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                                   0600010335


which Sections is attached hereto and made a part hereof as Exhibit A.

   10. No partner shall have a right to receive, and the general partner shall not have the obligation to make, distributions to a partner which include a return of all or any part of a partner's capital contribution, except as such capital contribution may be returned as a part of distributions to a partner as set forth in Sections 7, 12, 14, 15, 16 and 23 of the Agreement, a copy which Sections is attached hereto and made a part hereof as Exhibit A.

   11. The time at which or events upon the happening of which the Partnership is to be dissolved and its affairs wound up is set forth in Sections 5, 14, 15, 22, 23, 24 and 25 of the Agreement, a copy of which Sections is attached hereto and made a part hereof as Exhibit A.

   12. The principal office of the Partnership shall be c/o Multicare Management, Inc., 401 Hackensack Avenue, Hackensack, New Jersey 07601.

   IN WITNESS WHEREOF, the undersigned has hereunto set its hand as of this 23rd day of May, 1990.

                                   GENERAL PARTNER:

                                   HEALTH RESOURCES OF RIDGEWOOD, INC.

                                   /s/Daniel E. Straus
                              By:  ------------------------------------
                                   Daniel Straus, President


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                                   0600010335

                                   EXHIBIT A
                                       TO
                       CERTIFICATE OF LIMITED PARTNERSHIP
                       ----------------------------------


   5. Term. The term of the Partnership shall commence on the date of filing of the Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of New Jersey as provided in the Act, and shall, unless sooner terminated pursuant to Section 22 hereof or in accordance with the provisions of the Act, terminate 50 years from the date thereof.

   7. Partnership Interest. The ratio of a Partner's total capital contribution to the aggregate of all Partners' total capital contributions is hereinafter referred to as such Partner's "Partnership Interest". No interest shall be paid by the Partnership on any capital contributed to the Partnership, and no Partner shall be entitled to a return of capital except as herein provided.

   8. Liability of Limited Partners. No Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership, and a Limited Partner shall be liable only to make his contribution to capital as set forth on Schedule A and shall not be required to lend any funds to the Partnerihip or, after his contribution to capital shall have been paid, to make any further contribution to capital of the Partnership; provided, however, that to the extent required by the Act, a Limited Partner shall be required to return to the Partnership, for the benefit of Partnership creditors, amounts previously distributed to him as a return of capital.

   12.  Net Ordinary Cash Flow; Net Income.

      (a) Net ordinary Cash Flow (as hereinafter defined) shall be determined as of the end of each fiscal year and shall be applied and distributed by the Partnership on or before April 1 of the next succeeding fiscal year to the Partners in accordance with their respective Partnership Interests. All distributions of Net Ordinary Cash Flow shall be in such amounts as the General Partner shall determine, taking into account all reserves which the Partnership may require and the foreseeable cash needs of the Partnership.


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                                   0600010335

      (b) All net income of the Partnership resulting from operations of the Partnership (excluding the events or transactions described in Section 14 below or the liquidation or dissolution of the Partnership) shall be allocated to the Partners in accordance with their respective Partnership Interests.

      (c) As used herein, "Net Ordinary Cash Flow" shall mean, for any given period of time, (i) the aggregate of all amounts actually received by the Partnership from or in respect of the business of the Partnership during such period (excluding (A) amounts contributed by or on behalf of the Partners to the Partnership pursuant to this Agreement and (B) any Special Proceeds (as hereinafter defined)), minus (ii) the aggregate of all expenditures, charges and costs actually paid during such period by the Partnership in connection with the business of the Partnership (including (A) all payments of principal and interest on any indebtedness of the Partnership and (B) such reserves as may be established by the General Partner, but excluding (C) all non-cash items such as depreciation and (D) all amounts distributed to the Partners pursuant to this Agreement).

   14. Special Proceeds. In the event of (i) the sale or other disposition of a portion or all of the Partnership's assets, (ii) the taking by eminent domain of a portion or of all the Partnership's assets or (iii) the damage or destruction to or loss of a portion or all of the Partnership's assets which results in the Partnership receiving insurance proceeds with respect thereto (collectively, the "Special Proceeds"), then after deduction of all expenses and taxes incurred in connection therewith, the payment of encumbrances discharged with such proceeds, the establishment of any reasonable reserves as may be determined by the General Partner and the expenditure of such amount of the Special Proceeds for the repair and/or rehabilitation of the Partnership's assets as the General Partner shall determine, the Special Proceeds shall be distributed as follows:

      (a) If there is no dissolution of the Partnership, to the Partners in accordance with their respective Partnership Interests;

      (b) If there is a dissolution of the Partnership, to the Partners to the extent of the positive balances in their respective Capital Accounts until the Capital

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                                   0600010335

Accounts of all Partners equal zero, and the remaining balance, if any, to the Partners in accordance with their respective Partnership Interests.

   15. Dissolution. In the event of the dissolution of the Partnership pursuant to Section 22 hereof, then, after payment or provision for all debts and obligations of the Partnership and the establishment of such reserves as the General Partner shall determine to be appropriate, all cash available for distribution shall be distributed to the Partners to the extent of the positive balances in their respective Capital Accounts until the Capital Accounts of all Partners equal zero, and the remaining balance, if any, to the Partners in accordance with their respective Partnership Interests.

   16. No Contribution. No Partner having a negative balance in its Capital Account shall be required to contribute funds to the Partnership in order to restore its Capital Account to zero. No Partner that is entitled to a distribution pursuant to this Agreement shall be entitled to demand and receive such distribution in any form other than cash.

   19. Transfer of Limited Partnership Interests. The Partnership Interest of any Limited Partner may not be sold, assigned, given, transferred, mortgaged, pledged or otherwise encumbered, in whole or in part (a "transfer"), without the prior written consent of the General Partner, which consent may be granted or withheld in the sole discretion of the General Partner; provided, however, that the Partnership Interest of a Limited Partner may be transferred to any other Limited Partner or to any member of such transferring Limited Partner's immediate family (which, for purposes of this Section, shall mean a spouse, child, children or other lineal descendant or sibling or siblings or any trust established for the benefit of the foregoing). Any purported transfer in contravention of this Agreement shall be void, except as may otherwise be provided by applicable law.

   20. Transfer of General Partner's Interest. The General Partner may not transfer its Partnership Interest as a General Partner without the prior written consent of all Limited Partners.


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                                   0600010335

   21. No Withdrawal. No Partner may withdraw from the Partnership without the prior written consent of all Partners except in connection with a transfer of its entire Partnership Interest as permitted hereunder.

   22. Events of Dissolution. The Partnership shall be dissolved upon the earliest to occur of the following: (a) the expiration of the term of the Partership; (b) the unanimous consent of the Partners; or (c) any other event which causes a dissolution of a limited partnership under the Act.

   23.  Liquidation. If the Partnership is dissolved, the General Partner shall
(a) immediately file any notice, publish any advertisements or take any other action required under the Act and other applicable law to effect such dissolution, (b) commence to wind up the affairs of the Partnership, (c) liquidate the assets of the Partnership by converting the same to cash and
(d) apply and distribute the proceeds of such liquidation and any undistributed Net Ordinary Cash Flow in the following order of priority:

      (i) To the payment of all debts and obligations of the Partnership (including the establishment of such reserves as the General Partner shall determine to be necessary or advisable); and

      (ii) The balance, if any, as set forth in Section 15 hereof.

   24. Period of Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partners to minimize losses.

   25. Statement of Liquidation. Each of the Partners shall be furnished with a statement prepared by, or under the supervision of, the General Partner and the Partnership accountants which shall set forth the assets and liabilities of the Partnership as of the date of the complete liquidation. Upon the dissolution and liquidation of the Partnership, the General Partner shall execute, acknowledge and cause to be filed any notice or certificate which may be required by law to reflect the termination of the Partnership.



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                                                                      FILED
                                                                   NOV 25 2003
                                                                 State Treasurer

                                  AMENDMENT TO
                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                        THE STRAUS GROUP-RIDGEWOOD, L.P.
                                  NJSA 42:2A-16


   FIRST: The name of the limited partnership is The Straus Group-Ridgewood, L.P.

   SECOND: The identification number is 0600010335.

   THIRD: The date of filing of the original Certificate of Limited Partnership was May 25,1990.

   FOURTH: Article 4 of the Certificate of Limited Partnership is amended to read as follows:

     "4. The name and address of the general partner is Health Resources of Ridgewood, L.L.C., c/o Genesis HealthCare Corporation, 101 East State Street, Kennett Square, PA 19348."

   This Certificate has been duly executed by the general partner of The Straus Group-Ridgewood, L.P. as of the 24th day of November, 2003.

                        HEALTH RESOURCES OF RIDGEWOOD, L.L.C.

                        By: Century Care Management, Inc., its manager

                                /s/Barbara J. Hauswald
                        By:     ------------------------------------------
                        Name:   Barbara J. Hauswald
                        Title:  Senior Vice President and Treasurer

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